Exhibit 3.1

AMENDMENT TO

AMENDED & RESTATED BY-LAWS OF

QUALITY DISTRIBUTION, INC.

June 19, 2015

The undersigned, being the Secretary of Quality Distribution, Inc., a corporation organized and existing under and by virtue of the laws of the State of Florida (the “Corporation”), hereby certifies the Amendment to Amended & Restated By-Laws (the “By-Laws”) of the Corporation as follows:

RECITAL

WHEREAS, the Board of Directors (the “Board”) determined that the By-Laws of the Corporation should be amended to change the delivery methods for a shareholder proxy such that shareholders of the Corporation may execute a proxy in writing and deliver it to the Corporation in original form, or transmit the proxy as permitted by law, including, without limitation, by telephone, electronically, via telegram, internet, interactive voice response system, or other means of electronic transmission executed or authorized by such shareholder or by the shareholder’s duly authorized attorney-in-fact.

AMENDMENT

THEREFORE, the Board, at a meeting held on June 19, 2015, amended the By-Laws as follows:

The first sentence of Article II, Section M is hereby amended to delete all existing text and replace it in its entirety with the following:

“At all meetings of shareholders, a shareholder may vote in person or by proxy, executed in writing by the shareholder or transmitted by the shareholder as permitted by law, including, without limitation, by telephone, electronically, via telegram, internet, interactive voice response system, or other means of electronic transmission executed or authorized by such shareholder or by the shareholder’s duly authorized attorney-in-fact; but, no proxy shall be valid after eleven (11) months from its date, unless the proxy provides for a longer period.”

The effective date of this Amendment is the date first written above.

Henceforth all references in the By-Laws to the term “by-laws” shall be deemed to refer to the By-Laws as amended by this Amendment. This Amendment supplements and is hereby made a part of the By-Laws, and the By-Laws and this Amendment shall, from and after the date hereof, be read together and shall constitute the By-Laws of the Corporation within the meaning of the FBCA.

IN WITNESS WHEREOF, the undersigned hereby certifies the due adoption of this Amendment to Amended & Restated By-Laws of the Corporation in his capacity as Secretary of the Corporation.

/s/ John T. Wilson
John T. Wilson
Secretary